                                Exhibit 99.1
NEWS RELEASE

WELBILT REPORTS 2021 SECOND QUARTER OPERATING RESULTS

New Port Richey, FL. - August 3, 2021 - Welbilt, Inc. (NYSE:WBT), today announced financial results for its 2021 second quarter.

2021 Second Quarter Highlights (1)
•Net sales were $395.6 million, an increase of 92.0 percent from the prior year; Organic Net Sales (a non-GAAP measure) increased 85.8 percent from the prior year
•Earnings from operations were $50.2 million compared to $0.7 million in the prior year; as a percentage of net sales, earnings from operations were 12.7 percent compared to 0.3 percent in the prior year
•Adjusted Operating EBITDA (a non-GAAP measure) was $73.5 million compared to $19.8 million in the prior year; Adjusted Operating EBITDA margin was 18.6 percent compared to 9.6 percent in the prior year
•Net earnings were $23.7 million compared to a net loss of $17.4 million in the prior year; Adjusted Net Earnings (a non-GAAP measure) were $31.7 million compared to Adjusted Net Loss of $9.9 million in the prior year
•Diluted net earnings per share was $0.17 compared to diluted net loss per share of $0.12 in the prior year; Adjusted Diluted Net Earnings Per Share (a non-GAAP measure) was $0.22 compared to Adjusted Diluted Net Loss Per Share of $0.07 in the prior year
•Net cash provided by operating activities was $37.1 million, compared to net cash provided by operating activities of $8.1 million in last year's second quarter; Free Cash Flow (a non-GAAP measure) was $31.9 million compared to $3.2 million in last year's second quarter

2021 Second Quarter Year-to-date Highlights (1)
•Net sales were $712.4 million, an increase of 33.2 percent from the prior year; Organic Net Sales (a non-GAAP measure) increased 29.3 percent from the prior year
•Earnings from operations were $81.7 million compared to $1.3 million in the prior year; as a percentage of net sales, earnings from operations were 11.5 percent compared to 0.2 percent in the prior year
•Adjusted Operating EBITDA (a non-GAAP measure) was $123.3 million compared to $65.3 million in the prior year; Adjusted Operating EBITDA margin was 17.3 percent compared to 12.2 percent in the prior year
•Net earnings were $31.6 million compared to a net loss of $32.5 million in the prior year; Adjusted Net Earnings (a non-GAAP measure) were $43.6 million compared to Adjusted Net Loss of $8.5 million in the prior year
•Diluted net earnings per share was $0.22 compared to diluted net loss per share of $0.23 in the prior year; Adjusted Diluted Net Earnings Per Share (a non-GAAP measure) was $0.31 compared to Adjusted Diluted Net Loss Per Share of $0.06 in the prior year
•Net cash provided by operating activities was $20.7 million, compared to net cash used in operating activities of $64.4 million in the prior year; Free Cash Flow (a non-GAAP measure) was $10.8 million compared to a use of $74.9 million in the prior year

(1) Definitions and reconciliations of the non-GAAP measures used herein are included in the schedules accompanying this release.

Summarizing Welbilt's second quarter performance, Bill Johnson, Welbilt's President and CEO, stated, "Second quarter Third-party Net Sales and Organic Net Sales grew substantially this quarter compared to last year's second quarter, which marked the worst quarter we experienced since the beginning of the COVID-19 pandemic. We are very pleased with our strong Adjusted Operating EBITDA and Adjusted Operating EBITDA margin performance despite the inflationary impacts from our supply chain and logistics providers. We successfully offset these headwinds with the beneficial impact from increased volume, positive net pricing, and improved productivity attributable to the improvements we have made to date as part of our Business Transformation Program ("Transformation Program") and through the cost containment actions we put in place last year that are continuing to benefit us. Industry conditions are improving with the rollout of COVID-19 vaccines and the lifting of restrictions in some locations, although improvements are uneven globally. We are building inventory and capacity to respond to our growing order pace and will adjust our costs and investments accordingly. Finally, we are pleased with our second quarter Free Cash Flow generation, which allowed us to both increase cash and reduce total debt in the quarter."

Net sales increased 92.0 percent in the second quarter compared to last year's second quarter. Excluding the impact from foreign currency translation, Organic Net Sales increased 85.8 percent, with strong growth coming from large chain customers, general market dealers and distributors, and KitchenCare® master parts distributors and factory-authorized service dealers. This growth is compared against last year's historically weak second quarter which was highly impacted by the COVID-19 pandemic.

The second quarter Adjusted Operating EBITDA margin of 18.6 percent was 900 basis points higher than last year's second quarter driven by the incremental impact on margins from higher volume, positive net pricing and lower manufacturing costs partially offset by increased selling, general and administrative expenses (net of adjustments for the Transformation Program expenses and other adjustments to SG&A that are included in our Adjusted Operating EBITDA reconciliation ("Net SG&A")) and higher materials costs. Net SG&A costs were higher primarily from higher compensation expense and commissions reflecting both the higher incentives and the non-recurrence of some of the

Welbilt Reports 2021 Second Quarter Operating Results
measures taken in the second quarter a year ago in response to the impact from the pandemic. The prior year period included temporary salary reductions, furloughs, reductions in incentive compensation and lower commissions due to the large sales decrease in the quarter.

We continued to make progress on the Transformation Program during the second quarter. We continued to execute on our planned procurement activities related to materials spend and on executing incremental cost savings opportunities through the implementation of Value Analysis Value Engineering ("VAVE") initiatives, although we faced challenges in balancing progress on these activities with the need for resources to address component supply issues. We delivered productivity improvements in our manufacturing plants which provided additional savings in the quarter, even as some plants were impacted by parts shortages that impacted production schedules. We have completed the majority of the planned consulting spend related to the Transformation Program and expect minimal additional spend going forward.

Liquidity and Debt
Net cash provided by operating activities in the second quarter was $37.1 million compared to $8.1 million in last year's second quarter. Net cash used in investing activities in the second quarter was $5.2 million compared to $5.1 million of net cash used in investing activities in last year's second quarter. Free Cash Flow (a non-GAAP measure) was $31.9 million in the quarter compared to $3.2 million in last year's second quarter. The improvement in Free Cash Flow in the second quarter versus last year's second quarter reflects increased net earnings partially offset by an increase in cash used due to changes in operating assets and liabilities. Capital spending was $5.2 million in the second quarter compared to $4.9 million in last year's second quarter.

During the quarter, total debt and finance leases (including the current portion) decreased by $25.1 million. Our ending cash and cash equivalents was $153.8 million, an increase of $13.5 million in the quarter. Total global liquidity was $392.2 million as of June 30, 2021, which consisted of the $153.8 million of cash and cash equivalents and $238.4 million of availability on our Revolving Credit Facility. Total global liquidity increased by $38.5 million in the quarter from $353.7 million as of March 31, 2021.

Guidance
On July 8, 2021, we issued a Form 8-K that included Updated Welbilt Management Forecasted Financial Information that included 2021 net sales of $1,482 million and 2021 Adjusted Operating EBITDA of $267 million. We are reiterating this forecast today.

Additional Management Commentary
"We are extremely pleased with our second quarter results in light of ongoing supply chain disruptions and inflationary pressure on materials and logistics costs," said Bill Johnson, Welbilt’s President and CEO. "In the Americas, sales to strategic QSRs and fast casual operators increased over last year with improved demand for replacement equipment and stronger rollout activity by large chains across many of our brands. General market sales turned positive for the first time since the pandemic began and KitchenCare aftermarket sales increased in the Americas. Both EMEA and APAC also saw year-over-year growth from strategic QSRs, general market dealers and KitchenCare aftermarket customers. We believe overall demand, while still negatively impacted by the COVID-19 pandemic, will continue to improve over the next several quarters as public health orders and other restrictions are lifted and the rollout of COVID-19 vaccines accelerates in more regions globally, giving both consumers and operators more confidence and driving a gradual recovery in commercial foodservice end markets."

"We continued to aggressively manage our discretionary costs which, combined with improving absorption of fixed costs due to higher volumes, higher net pricing and benefits from our Transformation Program, allowed us to deliver an Adjusted Operating EBITDA margin of 18.6 percent in the second quarter. With the tools we have developed as part of our Transformation Program, the productivity levels in our plants are improved compared to prior year levels, despite some production disruption due to parts shortages from our supply chain. We are continuing to experience rising commodity prices, longer lead times and inflation from our parts suppliers, and continued logistics inefficiencies. We were able to offset most, but not all, of the effect of these pressures in the second quarter with our Transformation Program procurement activities through negotiated price reductions with new and existing suppliers and by executing VAVE initiatives. In addition, we continued to implement additional price increases in June and July which will also help us offset the effect of these inflationary pressures as we move through the balance of the year," concluded Johnson.

Conference Call and Webcast
Welbilt will host a conference call to discuss its 2021 second quarter earnings on Tuesday, August 3, 2021 at 10:00 am ET. A live webcast, supplemental presentation slides and replay of the call can be accessed on the Investor Relations page at www.welbilt.com. The webcast replay will be available for 30 days from Tuesday, August 3, 2021 at 1:00 pm ET. The information on our website is not a part of this release.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln®, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by three service brands: KitchenCare®, our aftermarket parts and service brand, FitKitchen®, our fully-integrated kitchen systems brand, and KitchenConnect®, our cloud-based digital platform brand. Headquartered in the Tampa Bay region of Florida and operating 19 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors, dealers, buying groups and manufacturers' representatives in over 100 countries. We have approximately 4,600 employees and generated sales of $1.2 billion in 2020. For more information, visit www.welbilt.com.

Welbilt Reports 2021 Second Quarter Operating Results

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, our expectations regarding the potential future impacts from the COVID-19 pandemic, including with respect to vaccine rollout, overall demand and consumer confidence on our business, results of operations, financial condition and cash flows (including demand, sales, operating expenses, Adjusted Operating EBITDA, net income (loss), operating cash flows, intangible assets, staffing levels, supply chain, government assistance, compliance with financial covenants); our ability to meet working capital needs and cash requirements over the next 12 months; our ability to realize savings from reductions in force and other cost saving measures; compliance with the financial covenants under our credit facility; our ability to obtain financial and tax benefits from the CARES Act; our ability to consummate the recently announced transaction with Ali Holdings S.r.l. ("Ali Group") and realize the anticipated benefits thereof; our expectations regarding future results; descriptions of the Transformation Program, including related costs, completion dates and targeted annualized savings; expected impact of restructuring and other plans and objectives for future operations; assumptions on which all such projects, plans or objectives are based; and discussions of conditions and demand in the global foodservice market and foodservice equipment industry. Certain of these forward-looking statements can be identified by using words such as "anticipates," "believes," "intends," "estimates," "targets," "expects," "endeavors," "forecasts," "could," "will," "may," "future," "likely," "on track to deliver," "gaining momentum," "plans," "projects," "assumes," "should" or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, risks related to the Company's proposed merger with Ali Group, including the risk that the conditions to closing of the transaction are not satisfied, including the risk that required approvals of the transaction from the stockholders of the Company or from regulatory authorities are not obtained, the risk of litigation relating to the transaction, uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction, risks that the proposed transaction disrupts our current plans or operations, our ability to retain and hire key personnel, competitive responses to the proposed transaction unexpected costs, charges or expenses resulting from the transaction, potential adverse reactions or changes to relationships with our customers, suppliers, distributors and other business partners resulting from the announcement or completion of the transaction; risks from global pandemics including COVID-19, including the emergence of new strains of the virus, measures taken by governmental authorities and third parties in response to pandemics and the efficacy and availability of vaccines; risks related to our ability to timely and efficiently execute on manufacturing strategies; our ability to realize anticipated or targeted earnings enhancements, cost savings, strategic options and other synergies (through the Transformation Program or otherwise) and the anticipated timing to realize those enhancements, savings, synergies, and options; acquisitions, including our ability to realize the benefits of acquisitions in a manner consistent with our expectations and general integration risks; our substantial levels of indebtedness; actions by competitors including competitive pricing; consumer and customer demand for products; the successful development and market acceptance of innovative new products; world economic factors and ongoing economic and political uncertainty; our ability to source raw materials and commodities on favorable terms and successfully respond to and manage related price volatility; our ability to generate cash and manage working capital consistent with our stated goals; costs of litigation and our ability to defend against lawsuits and other claims and to protect our intellectual property rights; unanticipated environmental liabilities; the ability to obtain and maintain adequate insurance coverage; data security and technology systems; risks and uncertainties relating to internal controls over financial reporting; our labor relations and the ability to recruit and retain highly qualified personnel; product quality and reliability, including product liability claims; changes in the interest rate environment and currency fluctuations; compliance with, or uncertainty created by, existing, evolving or new laws and regulations, including recent changes in tax laws, tariffs and trade regulations and enforcement of such laws around the world, and any customs duties and related fees we may be assessed retroactively for failure to comply with U.S. customs regulations; our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions; the possibility that additional information may arise, that would require us to make further adjustments or revisions to our historical financial statements or delay the filing of our current financial statements; actions of activist shareholders; and those additional risks, uncertainties and factors described in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, and in our other filings with the Securities and Exchange Commission. The COVID-19 pandemic amplifies many of these risks, uncertainties and factors. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com

Welbilt Reports 2021 Second Quarter Operating Results
WELBILT, INC.
Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$395.6	$206.0	$712.4	$534.9
Cost of sales	250.7	137.6	449.7	351.7
Gross profit	144.9	68.4	262.7	183.2
Selling, general and administrative expenses	85.0	56.8	161.0	143.3
Amortization expense	9.7	9.6	19.8	19.3
Restructuring and other expense	—	1.2	0.2	8.0
Loss from impairment and disposal of assets — net	—	0.1	—	11.3
Earnings from operations	50.2	0.7	81.7	1.3
Interest expense	19.0	20.4	37.7	42.8
Other expense (income) — net	2.9	5.5	5.9	(1.0)
Earnings (loss) before income taxes	28.3	(25.2)	38.1	(40.5)
Income tax expense (benefit)	4.6	(7.8)	6.5	(8.0)
Net earnings (loss)	$23.7	$(17.4)	$31.6	$(32.5)
Per share data:
Earnings (loss) per share — Basic	$0.17	$(0.12)	$0.22	$(0.23)
Earnings (loss) per share — Diluted	$0.17	$(0.12)	$0.22	$(0.23)
Weighted average shares outstanding — Basic	141,921,328	141,502,737	141,772,631	141,466,676
Weighted average shares outstanding — Diluted	143,175,251	141,502,737	142,717,189	141,466,676

Welbilt Reports 2021 Second Quarter Operating Results
WELBILT, INC.
Consolidated Balance Sheets
(In millions, except share and per share data)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$153.8	$125.0
Restricted cash	0.5	0.4
Accounts receivable, less allowance of $4.6 and $4.4, respectively	210.0	165.9
Inventories — net	235.5	180.6
Prepaids and other current assets	60.4	50.1
Total current assets	660.2	522.0
Property, plant and equipment — net	129.9	129.1
Operating lease right-of-use assets	43.9	47.5
Goodwill	939.8	942.9
Other intangible assets — net	444.7	469.6
Other non-current assets	30.7	30.5
Total assets	$2,249.2	$2,141.6
Liabilities and equity
Current liabilities:
Trade accounts payable	$135.3	$86.4
Accrued expenses and other liabilities	172.5	164.2
Current portion of long-term debt and finance leases	1.0	1.0
Product warranties	31.1	29.9
Total current liabilities	339.9	281.5
Long-term debt and finance leases	1,421.4	1,407.8
Deferred income taxes	73.5	76.5
Pension and postretirement health liabilities	23.6	27.8
Operating lease liabilities	35.1	37.7
Other long-term liabilities	37.2	37.3
Total non-current liabilities	1,590.8	1,587.1
Total equity:
Common stock ($0.01 par value, 300,000,000 shares authorized, 142,118,645 shares and 141,557,236 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively)	1.4	1.4
Additional paid-in capital (deficit)	(12.7)	(25.6)
Retained earnings	348.3	316.7
Accumulated other comprehensive loss	(18.5)	(19.5)
Total equity	318.5	273.0
Total liabilities and equity	$2,249.2	$2,141.6

Welbilt Reports 2021 Second Quarter Operating Results
WELBILT, INC.
Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net earnings (loss)	$31.6	$(32.5)
Adjustments to reconcile net earnings (loss) to cash used in operating activities:
Depreciation expense	10.9	10.4
Amortization of intangible assets	20.7	20.0
Amortization of deferred financing fees	2.7	2.4
Deferred income taxes	(2.1)	7.6
Stock-based compensation expense	5.7	1.0
Loss from impairment or disposal of assets - net	—	11.3
Changes in operating assets and liabilities:
Accounts receivable	(45.5)	42.9
Inventories	(55.2)	(24.4)
Other assets	(7.0)	(28.0)
Trade accounts payable	46.8	(19.7)
Other current and long-term liabilities	12.1	(55.4)
Net cash provided by (used in) operating activities	20.7	(64.4)
Cash flows from investing activities
Capital expenditures	(9.9)	(10.5)
Acquisition of intangible assets	—	(0.2)
Other	—	(3.9)
Net cash used in investing activities	(9.9)	(14.6)
Cash flows from financing activities
Proceeds from long-term debt	98.0	153.0
Repayments on long-term debt and finance leases	(86.6)	(58.6)
Debt issuance costs	—	(2.1)
Exercises of stock options	7.0	1.1
Payments on tax withholdings for equity awards	(1.0)	(0.7)
Net cash provided by financing activities	17.4	92.7
Effect of exchange rate changes on cash	0.7	(4.7)
Net increase in cash and cash equivalents and restricted cash	28.9	9.0
Balance at beginning of period	125.4	130.7
Balance at end of period	$154.3	$139.7

Welbilt Reports 2021 Second Quarter Operating Results
WELBILT, INC.
Consolidated Statements of Cash Flows (Continued)
(In millions)

	Six Months Ended June 30,
	2021	2020
Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	$12.6	$14.4
Cash paid for interest, net of related hedge settlements	$35.0	$40.3

Supplemental disclosures of non-cash activities:
Non-cash financing activity: Lease liabilities and assets obtained through leasing arrangements and reassessments and modifications of right-of-use assets	$2.0	$6.8

Welbilt Reports 2021 Second Quarter Operating Results
Business Segments

(in millions, except percentage data)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales:
Americas	$304.7	$158.6	$551.1	$409.1
EMEA	112.3	45.6	205.7	135.6
APAC	63.8	42.2	112.5	93.5
Elimination of intersegment sales	(85.2)	(40.4)	(156.9)	(103.3)
Total net sales	$395.6	$206.0	$712.4	$534.9

Segment Adjusted Operating EBITDA:
Americas	$59.7	$18.7	$110.0	$71.0
EMEA	21.0	5.5	35.6	19.1
APAC	9.0	5.7	15.8	13.9
Total Segment Adjusted Operating EBITDA	89.7	29.9	161.4	104.0
Corporate and unallocated expenses	(16.2)	(10.1)	(38.1)	(38.7)
Amortization expense	(10.2)	(10.0)	(20.7)	(20.0)
Depreciation expense	(5.5)	(5.2)	(10.9)	(10.4)
Transaction costs (1)	(8.3)	—	(8.3)	(0.1)
Other items (2)	2.1	(0.3)	2.1	(3.4)
Transformation Program expense (3)	(1.3)	(2.6)	(3.5)	(14.2)
Restructuring activities (4)	(0.1)	(0.9)	(0.3)	(4.6)
Loss from impairment and disposal of assets — net	—	(0.1)	—	(11.3)
Earnings from operations	50.2	0.7	81.7	1.3
Interest expense (5)	(19.0)	(20.4)	(37.7)	(42.8)
Other (expense) income — net (5)	(2.9)	(5.5)	(5.9)	1.0
Earnings (loss) before income taxes	$28.3	$(25.2)	$38.1	$(40.5)
(1) Transaction costs for the three and six months ended June 30, 2021 of $8.3 million are related to the pending sale of the Company and are comprised primarily of professional services recorded in "Selling, general and administrative expenses." Transaction costs of $0.1 million for the six months ended June 30, 2020 are related to integration costs resulting from a company acquisition in 2018, recorded in "Selling, general and administrative expenses."

(2) Other items are costs which are not representative of the Company's operational performance. For the three and six months ended June 30, 2021, other items is primarily comprised of a partial recovery of $2.0 million from the diversion of funds in 2018 from one of the Company's EMEA locations and is included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2020, other items represents the changes in the loss contingency estimate of $0.3 million and $3.4 million, respectively, due for customs duties, fees and interest on previously imported products, which is included in "Restructuring and other expense" in the Consolidated Statement of Operations.

(3) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three and six months ended June 30, 2021, $0.6 million and $1.1 million, respectively, are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2020, $0.3 million and $1.1 million, respectively, are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2021, $0.7 million and $2.4 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2020, $2.3 million and $13.1 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.

(4) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three and six months ended June 30, 2021, these costs include severance and related costs of $0.1 million and $0.3 million. Comparatively, for the three and six months ended June 30, 2020, these costs were $1.0 million and $4.6 million, respectively. Severance and related costs are included in "Restructuring and other expenses" in the Consolidated Statements of Operations. For the three months ended June 30, 2020, a recovery of $0.1 million was recorded in "Cost of sales" in the Consolidated Statements of Operations

(5) As disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, amortization of debt issuance costs previously included as a component of "Other expense (income) — net" totaled $1.3 million and $2.4 million, respectively, for the three and six months ended June 30, 2020 and has been reclassified to be included as a component of "Interest expense" in the Company's Consolidated Statements of Operations for the respective periods.

Welbilt Reports 2021 Second Quarter Operating Results

(in millions, except percentage data)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Adjusted Operating EBITDA % by segment (6):
Americas	19.6%	11.8%	20.0%	17.4%
EMEA	18.7%	12.1%	17.3%	14.1%
APAC	14.1%	13.5%	14.0%	14.9%
(6) Adjusted Operating EBITDA % is calculated by dividing Adjusted Operating EBITDA by net sales for each respective segment.

Third-party net sales by geographic area (7):
United States	$253.3	$135.6	$459.7	$340.0
Other Americas	21.1	11.0	38.0	29.5
EMEA	74.6	34.7	133.5	103.9
APAC	46.6	24.7	81.2	61.5
Total net sales by geographic area	$395.6	$206.0	$712.4	$534.9
(7) Net sales in the section above are attributed to geographic regions based on location of customer.

Welbilt Reports 2021 Second Quarter Operating Results
NON-GAAP FINANCIAL MEASURES

In this release, we use certain non-GAAP financial measures discussed below to evaluate our results of operations, financial condition and liquidity. We believe that the presentation of these non-GAAP financial measures, when viewed as a supplement to our results prepared in accordance with U.S. GAAP, provides useful information to investors in evaluating the ongoing performance of our operating businesses, provides greater transparency into our results of operations and is consistent with how management evaluates operating performance and liquidity. In addition, these non-GAAP measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to similar data we make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net earnings, earnings from operations, net cash used in operating activities, net sales or any other measures derived in accordance with U.S. GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for financial measures presented in accordance with U.S. GAAP. The presentation of our non-GAAP financial measures may change from time to time, including as a result of changed business conditions, new accounting rules or otherwise. Further, our use of these terms may vary from the use of similarly-titled measures by other companies due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We do not provide reconciliations of our forward-looking Adjusted Operating EBITDA margin and Adjusted Diluted Net Earnings Per Share guidance, which are presented on a non-GAAP basis, to the most directly comparable GAAP financial measure because the combined impact and timing of certain potential charges or gains is inherently uncertain, outside of our control and difficult to predict. Accordingly, we cannot provide reconciliations without unreasonable effort and are unable to determine the probable significance of the unavailable information.

Free Cash Flow

In this release, we refer to Free Cash Flow, a non-GAAP measure, as our net cash provided by or used in operating activities less capital expenditures. We believe this non-GAAP financial measure is useful to investors in measuring our ability to generate cash internally to fund our debt repayments, acquisitions, dividends and share repurchases, if any. Free Cash Flow reconciles to net cash used in operating activities presented in our Consolidated Statements of Cash Flows presented in accordance with U.S. GAAP as follows:

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$37.1	$8.1	$20.7	$(64.4)
Capital expenditures	(5.2)	(4.9)	(9.9)	(10.5)
Free Cash Flow	$31.9	$3.2	$10.8	$(74.9)

Welbilt Reports 2021 Second Quarter Operating Results
Adjusted Operating EBITDA

In addition to analyzing our operating results on a U.S. GAAP basis, management also reviews our results on an "Adjusted Operating EBITDA" basis. Adjusted Operating EBITDA is defined as net earnings before interest expense, income taxes, other income or expense, depreciation and amortization expense plus certain other items such as loss from impairment of assets, gain or loss from disposal of assets, restructuring activities, loss on modification or extinguishment of debt, acquisition-related transaction and integration costs, Transformation Program expense and certain other items. Management uses Adjusted Operating EBITDA as the basis on which we evaluate our financial performance and make resource allocations and other operating decisions. Management considers it important that investors review the same operating information used by management.

The Company's Adjusted Operating EBITDA reconciles to net earnings as presented in the Consolidated Statements of Operations in accordance with U.S. GAAP as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net earnings (loss)	$23.7	$(17.4)	$31.6	$(32.5)
Income tax expense (benefit)	4.6	(7.8)	6.5	(8.0)
Other expense (income) — net (1)	2.9	5.5	5.9	(1.0)
Interest expense (1)	19.0	20.4	37.7	42.8
Earnings from operations	50.2	0.7	81.7	1.3
Loss from impairment and disposal of assets — net	—	0.1	—	11.3
Restructuring activities (2)	0.1	0.9	0.3	4.6
Amortization expense	10.2	10.0	20.7	20.0
Depreciation expense	5.5	5.2	10.9	10.4
Transformation Program expense (3)	1.3	2.6	3.5	14.2
Transaction costs (4)	8.3	—	8.3	0.1
Other items (5)	(2.1)	0.3	(2.1)	3.4
Total Adjusted Operating EBITDA	$73.5	$19.8	$123.3	$65.3

Adjusted Operating EBITDA margin (6)	18.6%	9.6%	17.3%	12.2%
(1) As disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, amortization of debt issuance costs previously included as a component of "Other expense (income) — net" totaled $1.3 million and $2.4 million, respectively, for the three and six months ended June 30, 2020 and has been reclassified to be included as a component of "Interest expense" in the Company's Consolidated Statements of Operations for the respective periods.
(2) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three and six months ended June 30, 2021, these costs include severance and related costs of $0.1 million and $0.3 million. Comparatively, for the three and six months ended June 30, 2020, these costs were $1.0 million and $4.6 million, respectively. Severance and related costs are included in "Restructuring and other expenses" in the Consolidated Statements of Operations. For the three months ended June 30, 2020, a recovery of $0.1 million was recorded in "Cost of sales" in the Consolidated Statements of Operations.
(3) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three and six months ended June 30, 2021, $0.6 million and $1.1 million, respectively, are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2020, $0.3 million and $1.1 million, respectively, are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2021, $0.7 million and $2.4 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2020, $2.3 million and $13.1 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(4) Transaction costs for the three and six months ended June 30, 2021 of $8.3 million are related to the pending sale of the Company and are comprised primarily of professional services recorded in "Selling, general and administrative expenses." Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.1 million for the six months ended June 30, 2020.
(5) Other items are costs which are not representative of the Company's operational performance. For the three and six months ended June 30, 2021, other items is primarily comprised of a partial recovery of $2.0 million from the diversion of funds in 2018 from one of the Company's EMEA locations and is included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2020, other items represents the changes in the loss contingency estimate of $0.3 million and $3.4 million, respectively, due for customs duties, fees and interest on previously imported products, which is included in "Restructuring and other expense" in the Consolidated Statement of Operations.
(6) Adjusted Operating EBITDA margin in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales.

Welbilt Reports 2021 Second Quarter Operating Results
Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share

We define Adjusted Net Earnings as net earnings before the impact of certain items, such as loss on modification or extinguishment of debt, gain or loss from impairment and disposal of assets, restructuring activities, separation expense, Transformation Program expense, acquisition-related transaction and integration costs, certain other items, expenses associated with pension settlements, foreign currency transaction gain or loss and the tax effect of the aforementioned adjustments, as applicable. Adjusted Diluted Net Earnings Per Share for each period represents Adjusted Net Earnings while giving effect to all potentially dilutive shares of common stock that were outstanding during the period. We believe these measures are useful to investors in assessing the ongoing performance of our underlying businesses before the impact of certain items.

The following tables present Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share reconciled to net earnings and diluted net earnings per share, respectively, presented in accordance with U.S. GAAP:

(in millions, except share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net earnings (loss)	$23.7	$(17.4)	$31.6	$(32.5)
Loss from impairment and disposal of assets — net	—	0.1	—	11.3
Restructuring activities (1)	0.1	0.9	0.3	4.6
Transformation Program expense (2)	1.3	2.6	3.5	14.2
Transaction costs (3)	8.3	—	8.3	0.1
Other items (4)	(2.1)	0.3	(2.1)	3.4
Foreign currency transaction loss (gain) (5)	2.6	5.7	5.4	(2.0)
Tax effect of adjustments (6)	(2.2)	(2.1)	(3.4)	(7.6)
Total Adjusted Net Earnings (Loss)	$31.7	$(9.9)	$43.6	$(8.5)

Per share basis
Diluted net earnings (loss)	$0.17	$(0.12)	$0.22	$(0.23)
Loss from impairment and disposal of assets — net	—	—	—	0.08
Restructuring activities (1)	—	—	—	0.03
Transformation Program expense (2)	—	0.02	0.02	0.10
Transaction costs (3)	0.06	—	0.06	—
Other items (4)	(0.01)	—	(0.01)	0.02
Foreign currency transaction loss (gain) (5)	0.02	0.04	0.04	(0.01)
Tax effect of adjustments (6)	(0.02)	(0.01)	(0.02)	(0.05)
Total Adjusted Diluted Net Earnings (Loss)	$0.22	$(0.07)	$0.31	$(0.06)
(1) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the three and six months ended June 30, 2021, these costs include severance and related costs of $0.1 million and $0.3 million. Comparatively, for the three and six months ended June 30, 2020, these costs were $1.0 million and $4.6 million, respectively. Severance and related costs are included in "Restructuring and other expenses" in the Consolidated Statements of Operations. For the three months ended June 30, 2020, a recovery of $0.1 million was recorded in "Cost of sales" in the Consolidated Statements of Operations.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program initiatives. For the three and six months ended June 30, 2021, $0.6 million and $1.1 million, respectively, are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2020, $0.3 million and $1.1 million, respectively, are included in "Cost of sales" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2021, $0.7 million and $2.4 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2020, $2.3 million and $13.1 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(3)Transaction costs for the three and six months ended June 30, 2021 of $8.3 million are related to the pending sale of the Company and are comprised primarily of professional services recorded in "Selling, general and administrative expenses." Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.1 million for the six months ended June 30, 2020.
(4) Other items are costs which are not representative of the Company's operational performance. For the three and six months ended June 30, 2021, other items is primarily comprised of a partial recovery of $2.0 million from the diversion of funds in 2018 from one of the Company's EMEA locations and is included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations. For the three and six months ended June 30, 2020, other items represents the changes in the loss contingency estimate of $0.3 million and $3.4 million, respectively, due for customs duties, fees and interest on previously imported products, which is included in "Restructuring and other expense" in the Consolidated Statement of Operations.

Welbilt Reports 2021 Second Quarter Operating Results
(5) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign currency exchange contracts not designated as hedging instruments for accounting purposes.
(6) The tax effect of adjustments is determined using the statutory tax rates for the countries comprising such adjustments.

Third-party Net Sales and Organic Net Sales

In this release, we define Third-party Net Sales as net sales for the segment excluding intersegment sales and Organic Net Sales as net sales before the impacts of acquisitions and foreign currency translations during the period. We believe the Third-party Net Sales and Organic Net Sales measures are useful to investors in assessing the ongoing performance of our underlying businesses. The change in third-party Net Sales and Organic Net Sales reconcile to the change in net sales presented in accordance with U.S. GAAP as follows:

	For the Three Months Ended June 30, 2021 vs. 2020
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	85.3%	110.9%	57.9%	85.8%
Impact of foreign currency translation(1)	2.1%	23.2%	6.7%	6.2%
Third-party Net Sales	87.4%	134.1%	64.6%	92.0%

	For the Six Months Ended June 30, 2021 vs. 2020
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	34.3%	20.7%	15.9%	29.3%
Impact of foreign currency translation(1)	1.3%	12.4%	4.5%	3.9%
Third-party Net Sales	35.6%	33.1%	20.4%	33.2%
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.

Welbilt Reports 2021 Second Quarter Operating Results

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2021	2020	2021	2020
Consolidated:
Net sales	$480.8	$246.4	$869.3	$638.2
Less: Intersegment sales	(85.2)	(40.4)	(156.9)	(103.3)
Net sales (as reported)	395.6	206.0	712.4	534.9
Impact of foreign currency translation(1)	(12.9)	—	(20.6)	—
Organic net sales	$382.7	$206.0	$691.8	$534.9

Americas:
Net sales	$304.7	$158.6	$551.1	$409.1
Less: Intersegment sales	(34.8)	(14.6)	(60.2)	(47.0)
Third-party net sales	269.9	144.0	490.9	362.1
Impact of foreign currency translation(1)	(3.1)	—	(4.5)	—
Total Americas organic net sales	$266.8	$144.0	$486.4	$362.1

EMEA:
Net sales	$112.3	$45.6	$205.7	$135.6
Less: Intersegment sales	(32.7)	(11.6)	(65.1)	(30.0)
Third-party net sales	79.6	34.0	140.6	105.6
Impact of foreign currency translation(1)	(7.9)	—	(13.1)	—
Total EMEA organic net sales	$71.7	$34.0	$127.5	$105.6

APAC:
Net sales	$63.8	$42.2	$112.5	$93.5
Less: Intersegment sales	(17.7)	(14.2)	(31.6)	(26.3)
Third-party net sales	46.1	28.0	80.9	67.2
Impact of foreign currency translation(1)	(1.9)	—	(3.0)	—
Total APAC organic net sales	$44.2	$28.0	$77.9	$67.2
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.